Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2016 Financial Results

AUSTIN, Texas, February 28, 2017 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 25, 2016.
Highlights for the fourth quarter ended December 25, 2016 were as follows:

•	Revenue increased 11.4% to $79.1 million from $71.0 million in the fourth quarter of 2015.

•	Comparable restaurant sales decreased 1.1% as compared to the same period in 2015.

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GAAP net income was $2.3 million, or $0.14 per diluted share, compared to GAAP net income of $0.2 million, or $0.01 per diluted share, in the fourth quarter of 2015. Fourth quarter 2016 results included closure costs of $1.1 million pre-tax related to one restaurant and fourth quarter 2015 results included a $4.4 million pre-tax loss on asset impairment related to three restaurants.

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Adjusted net income(1), which excludes impairment and closure costs (net of tax), increased 5.2% to $3.1 million, or $0.18 per diluted share compared to $3.0 million, or $0.18 per diluted share in the same period in 2015.

•	Restaurant-level operating profit(1) increased to $13.2 million from $13.0 million in the fourth quarter of 2015.

•	Three new restaurants opened during the fourth quarter of 2016.
Highlights for the fiscal year ended December 25, 2016 were as follows:

•	Revenue increased 15.2% to $330.6 million from $287.1 million in the 2015 fiscal year.

•	Comparable restaurant sales increased 0.8% as compared to the same period in 2015.

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GAAP net income was $17.2 million, or $1.02 per diluted share, compared to $12.9 million, or $0.77 per diluted share during the fiscal year 2015. Fiscal year 2016 results included closure costs of $1.5 million pre-tax related to one restaurant and 2015 results included a $4.4 million pre-tax loss on asset impairment related to three restaurants.

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Adjusted net income(1), which excludes impairment and closure costs (net of tax), increased 17.0% to $18.3 million, or $1.08 per diluted share compared to $15.6 million, or $0.93 per diluted share during the fiscal year 2015.

•	Restaurant-level operating profit(1) increased to $63.8 million from $56.5 million during the 2015 fiscal year.

•	A total of twelve new restaurants opened during 2016.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. commented, “We grew our revenue over 15% during 2016, drove positive comparable store sales for the seventh year in a row and produced adjusted net income growth of 17%. We also successfully opened 12 new Chuy’s restaurants during the year, a 17% increase in our store base and a key driver of our growth. We have now opened 72 restaurants in 15 states in the last 106 months bringing our total count to 80 restaurants as of December 25, 2016.”
Hislop added, “For 2017, we are on track to open 12 to 14 new restaurants, including a healthy blend of new and existing markets. This year will include our first restaurants in Denver, Chicago and Miami. We continue to believe we have a huge runway for growth ahead of us and remain excited about the long-term prospects of the Chuy’s brand.”

Fourth Quarter 2016 Financial Results
Revenue increased 11.4% to $79.1 million in the fourth quarter of 2016 compared to $71.0 million in the fourth quarter of 2015. The increase was primarily driven by $10.9 million in incremental revenue from an additional 162 operating weeks provided by 16 new restaurants opened during and subsequent to the fourth quarter of 2015. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales decreased 1.1% during the fourth quarter of 2016 as compared to the fourth quarter of 2015. The decrease in comparable sales was driven by a 1.3% increase in average check and a 2.4% decrease in average weekly customers. Comparable restaurant sales and average weekly customers were negatively affected by approximately 100 to 120 basis points during the fourth quarter of 2016 due to unfavorable weather and Christmas shifting from Friday to Sunday. The comparable restaurant base consisted of 61 restaurants during the fourth quarter of 2016.
Total restaurant operating costs as a percentage of revenue increased to 83.3% in the fourth quarter of 2016 from 81.7% in the fourth quarter of 2015. This increase was primarily driven by higher labor costs as a percentage of revenue due to new store labor inefficiencies and hourly labor rate inflation. The increase was partially offset by a decrease in food costs.
During the fourth quarter of 2016, the Company incurred $1.1 million of pre-tax closure costs related to the closing and relocation of one restaurant in Charlotte, North Carolina. During the fourth quarter of 2015, the Company incurred a $4.4 million pre-tax loss on asset impairment related to three restaurants.
GAAP net income in the fourth quarter of 2016 increased to $2.3 million, or $0.14 per diluted share, compared to GAAP net income of $0.2 million, or $0.01 per diluted share in the fourth quarter of 2015.
Adjusted net income increased 5.2% to $3.1 million, or $0.18 per diluted share compared to $3.0 million, or $0.18 per diluted share in the same period in 2015. Please see the reconciliation from GAAP net income to adjusted net income in the accompanying financial tables.

Fiscal Year 2016 Financial Results
Revenue increased 15.2% to $330.6 million in fiscal 2016 compared to $287.1 million in fiscal 2015. The increase was primarily driven by $47.0 million in incremental revenue from an additional 596 operating weeks provided by 22 new restaurants opened during and subsequent to fiscal 2015. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.

Comparable restaurant sales increased 0.8% during fiscal 2016 as compared to fiscal 2015. The increase in comparable sales was driven by a 1.5% increase in average check and a 0.7% decrease in average weekly customers. Comparable restaurant sales and average weekly customers were negatively affected by approximately 20 to 40 basis points during fiscal 2016 primarily due to unfavorable weather and Christmas shifting from Friday to Sunday.
Total restaurant operating costs as a percentage of revenue increased to 80.7% in fiscal 2016 from 80.3% in fiscal 2015. This increase was primarily driven by higher labor costs as a percentage of revenue due to new store labor inefficiencies and hourly labor rate inflation. The increase was partially offset by a decrease in food costs.
During fiscal 2016, the Company incurred $1.5 million of pre-tax closure costs related to the closing and relocation of one restaurant in Charlotte, North Carolina. During fiscal 2015, the Company incurred a $4.4 million pre-tax loss on asset impairment related to three restaurants.
GAAP net income in fiscal 2016 increased to $17.2 million, or $1.02 per diluted share, compared to GAAP net income of $12.9 million, or $0.77 per diluted share in fiscal 2015.
Adjusted net income increased 17.0% to $18.3 million, or $1.08 per diluted share compared to $15.6 million, or $0.93 per diluted share in the same period in 2015. Please see the reconciliation from GAAP net income to adjusted net income in the accompanying financial tables.

Development Update
During the fourth quarter, three new Chuy’s restaurants were opened in Rockville, Maryland, Corpus Christi, Texas and Charlotte, North Carolina. There were 80 Chuy’s restaurants in operation as of the end of the fourth quarter of 2016.
Subsequent to the end of the fourth quarter, two additional Chuy’s restaurants were opened in Cedar Park, Texas and Cumberland, Georgia.

2017 Outlook
The Company currently expects 2017 diluted net income per share of $1.11 to $1.15. This compares to diluted adjusted net income per share of $1.08 in 2016. The net income guidance for fiscal year 2017 includes an estimated $0.05 per share positive impact due to the fourth quarter of 2017 containing 14 weeks versus 13 weeks in fiscal 2016 and is further based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 1.0% to 2.0% (on a 52-week comparable basis);

•	Restaurant pre-opening expenses of $6.0 million to $6.5 million;

•	General and administrative expense of $20.6 million to $21.1 million;

•	An effective tax rate of 29% to 31%;

•	The opening of 12 to 14 new restaurants;

•	Annual weighted average diluted shares outstanding of 17.0 million to 17.1 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $39.0 million to $44.0 million.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter of 2016 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 877-741-4239 or for international callers by dialing 719-325-4758. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 4116813. The replay will be available until Tuesday, March 7, 2017.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the investors section. An archive of the webcast will be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates 82 full-service restaurants across 16 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin, and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment and closure costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs and impairment and closure costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and impairment and closure costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents our net income plus impairment and closure costs and the related tax impacts. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit and restaurant-level operating margin exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures as well as adjusted net income exclusively as supplements to, and not substitutes for, net income or income (loss) from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income (loss) from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc. and Subsidiary
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Revenue	$79,053	$70,961	$330,613	$287,062

Costs and expenses:
Cost of sales	20,619	18,666	85,542	75,686
Labor	27,873	23,711	110,730	93,625
Operating	11,307	10,220	45,900	39,954
Occupancy	5,567	4,870	22,204	19,019
General and administrative	4,025	3,720	17,560	16,176
Marketing	474	529	2,390	2,249
Restaurant pre-opening	1,203	1,543	5,348	4,417
Impairment and closure costs	1,127	4,360	1,517	4,360
Depreciation and amortization	4,076	3,405	15,081	12,827
Total costs and expenses	76,271	71,024	306,272	268,313
Income (loss) from operations	2,782	(63)	24,341	18,749
Interest expense	16	17	63	110
Income (loss) before income taxes	2,766	(80)	24,278	18,639
Income tax expense (benefit)	433	(299)	7,034	5,743
Net income	$2,333	$219	$17,244	$12,896

Net income per common share: basic	$0.14	$0.01	$1.03	$0.78
Net income per common share: diluted	$0.14	$0.01	$1.02	$0.77

Weighted-average shares outstanding: basic	16,829,266	16,484,614	16,676,073	16,470,278
Weighted-average shares outstanding: diluted	16,968,180	16,780,676	16,887,882	16,739,387

Reconciliation of GAAP net income and net income per share to adjusted results:

	Quarter Ended		Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net income as reported	$2,333	$219	$17,244	$12,896
Impairment and closure costs	1,127	4,360	1,517	4,360
Income tax effect on adjustment (1)	(338)	(1,611)	(455)	(1,611)
Adjusted net income	$3,122	$2,968	$18,306	$15,645

Adjusted net income per common share: basic	$0.19	$0.18	$1.10	$0.95
Adjusted net income per common share: diluted	$0.18	$0.18	$1.08	$0.93

Weighted-average shares outstanding: basic	16,829,266	16,484,614	16,676,073	16,470,278
Weighted-average shares outstanding: diluted	16,968,180	16,780,676	16,887,882	16,739,387

(1)	Reflects the income tax effect associated with the adjustment based on the Company’s estimated effective tax rate.

Reconciliation of GAAP income from operations to restaurant-level operating profit:

	Quarter Ended		Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Income (loss) from operations as reported	$2,782	$(63)	$24,341	$18,749
General and administrative	4,025	3,720	17,560	16,176
Restaurant pre-opening expenses	1,203	1,543	5,348	4,417
Impairment and closure costs	1,127	4,360	1,517	4,360
Depreciation and amortization	4,076	3,405	15,081	12,827
Restaurant-level operating profit	$13,213	$12,965	$63,847	$56,529

Restaurant-level operating margin (1)	16.7%	18.3%	19.3%	19.7%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc. and Subsidiary
Unaudited Selected Balance Sheet Data
(In thousands)

	December 25, 2016	December 27, 2015
Cash and cash equivalents	$13,694	$8,529
Total assets	242,328	201,448
Long-term debt	—	—
Total stockholders’ equity	157,065	133,057

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com